As filed with the Securities and Exchange Commission on August 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in charter)

Arkansas	71-0407808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simmons First National Corporation 2015 Incentive Plan

Simmons First National Corporation 2015 Employee Stock Purchase Plan

(Full title of the plans)

George A. Makris, Jr.

Chairman and Chief Executive Officer

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank M. Conner III Michael P. Reed Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, D.C. 20001 (202) 662-6000	Timothy W. Grooms Quattlebaum, Grooms & Tull PLLC 111 Center Street, Suite 1900 Little Rock, Arkansas 72201 (501) 379-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, $0.01 par value per share	1,100,000	$45.42	$49,956,500	$5,804.95

(1)	The Simmons First National Corporation 2015 Incentive Plan authorizes the issuance of a maximum of 1,000,000 shares. The Simmons First National Corporation 2015 Employee Stock Purchase Plan authorizes the issuance of a maximum of 100,000 shares.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices reported on July 31, 2015, as reported on the Nasdaq Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Simmons First National Corporation 2015 Incentive Plan and the Simmons First National Corporation 2015 Employee Stock Purchase Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements of Part I of Form S-8, but constitute, when taken together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Simmons First National Corporation (“Simmons”) with the Commission are incorporated herein by reference:

(a)	Simmons’ Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015, as amended on April 23, 2015;

(b)	Simmons’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 11, 2015;

(c)	Simmons’ Current Reports on Form 8-K, filed on February 6, 2015, March 5, 2015 (as amended on March 6, 2015), March 30, 2015, April 28, 2015, April 29, 2015, May 27, 2015, June 17, 2015, June 24, 2015 and July 30, 2015; and

(d)	The description of Simmons’ common stock contained in Simmons’ prospectus filed pursuant to Rule 424(b)(3) under the Securities Act on October 8, 2014 set forth under the heading “Description of Capital Stock of Simmons.”

In addition, all documents subsequently filed by Simmons pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Sixteenth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons’ directors will not be personally liable to Simmons or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended (the “1987 Act”). The 1987 Act permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to Simmons or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated (the “ACA”) Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than Simmons or shareholder.

ACA Section 4-27-850 permits a corporation, under specified circumstances, to indemnify its current and former directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Twelfth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons shall, to the full extent permitted by the 1987 Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in Simmons’ Amended and Restated Articles of Incorporation is to require Simmons to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary. Simmons’ Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the 1987 Act, Simmons’ Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether Simmons has the power to indemnify such persons under Arkansas law. Simmons currently maintains insurance as authorized by these provisions.

Simmons’ Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by Simmons in advance of the final disposition of the matter upon the approval of the Board of Directors or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by Simmons pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against Simmons or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by Simmons, and Simmons would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or personas controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on August 6, 2015.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert A. Fehlman, David W. Garner and Patrick A. Burrow, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all post-effective amendments to this registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2015.

Signature	Title

/s/ George A. Makris, Jr. George A. Makris, Jr. (Principal Executive Officer)	Chairman and Chief Executive Officer and Director

/s/ Robert A. Fehlman Robert A. Fehlman (Principal Financial Officer)	Senior Executive Vice President, Chief Financial Officer and Treasurer

/s/ David W. Garner David W. Garner (Principal Accounting Officer)	Executive Vice President, Controller and Chief Accounting Officer

/s/ David L. Bartlett David L. Bartlett	President, Chief Banking Officer and Director

/s/ Jay D. Burchfield Jay D. Burchfield	Director

/s/ William E. Clark, II William E. Clark, II	Director

/s/ Steven A. Cossé Steven A. Cossé	Director

/s/ Mark C. Doramus Mark C. Doramus	Director

/s/ Edward Drilling Edward Drilling	Director

/s/ Eugene Hunt Eugene Hunt	Director

/s/ Christopher R. Kirkland Christopher R. Kirkland	Director

/s/ W. Scott McGeorge W. Scott McGeorge	Director

/s/ Joseph D. Porter Joseph D. Porter	Director

/s/ Harry L. Ryburn Harry L. Ryburn	Director

/s/ Robert L. Shoptaw Robert L. Shoptaw	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 000-06253)).

3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (File No. 000-06253)).

4.1	Simmons First National Corporation 2015 Incentive Plan (incorporated by reference to Exhibit 10.1 to Simmons’ Current Report on Form 8-K filed on April 28, 2015 (File No. 000-06253)).

4.2	Simmons First National Corporation 2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to Simmons’ Current Report on Form 8-K filed on December 19, 2014 (File No. 000-06253)).

5.1*	Opinion of Quattlebaum, Grooms & Tull PLLC.

15.1*	Awareness of BKD, LLP.

23.1*	Consent of Quattlebaum, Grooms & Tull PLLC (included in Exhibit 5.1).

23.2*	Consent of BKD, LLP with respect to the audited consolidated financial statements of Simmons First National Corporation as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014.

23.3*	Consent of BKD, LLP with respect to the audited consolidated financial statements of Community First Bancshares, Inc. as of and for the year ended December 31, 2014.

23.4*	Consent of Crowe Horwath, LLP with respect to the audited consolidated financial statements of Community First Bancshares, Inc. as of December 31, 2013 and for each of the two years ended December 31, 2013.

23.5*	Consent of BKD, LLP with respect to the audited consolidated financial statements of Liberty Bancshares, Inc. as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.